Exhibit 99.1
Shore Bancshares, Inc.
18 E. Dover Street
Easton, Maryland 21601
Phone 410-822-1400

PRESS RELEASE

Shore Bancshares Reports 7.1 Percent Increase
in Second Quarter Earnings

Easton, Maryland (07/20/2006)- Shore Bancshares, Inc. (NASDAQ - SHBI) reported second quarter earnings of $3.8 million or $0.45 per diluted share, up 7.1% from $3.5 million or $0.42 per diluted share for the second quarter of 2005. Net income for the six-month period ended June 30, 2006 was $7.3 million or $0.87 per diluted share, a 10.5% increase over earnings of $6.6 million or $0.79 per diluted share for the first half of 2005.

“The Company continued to experience strong loan demand during the second quarter, which combined with increasing yields on assets produced consistent, improved results for the quarter,” said W. Moorhead Vermilye, President and Chief Executive Officer. “Net interest income growth was healthy during the quarter and we were able to improve the net interest margin to 5.00% at quarter-end from 4.69% a year ago. Credit quality remains excellent, as the local economies throughout our markets are enjoying good growth.”

“We were pleased to have been recently added to the current Russell 3000 Index as a result of the continuing growth and improved valuation of Shore Bancshares.  This development should improve our visibility with a variety of new investors and funds using quantitative strategies,” said Vermilye.

The Company’s return on average assets for the second quarter of 2006 was 1.75%, compared to 1.73% for the same period last year. The return on average stockholders’ equity was 14.57% for the quarter ended June 30, 2006, compared to 14.86% for the same quarter last year.

The Company’s return on average assets for the six-months ended June 30, 2006 was 1.70%, compared to 1.64% for the six-months ended June 30, 2005. The return on average stockholders’ equity was 13.93% for the six-months ended June 30, 2006, compared to 13.88% for the same period last year.

At June 30, 2006, total assets were $887.6 million, total deposits were $715.6 million, and total stockholders’ equity was $106.2 million. The increase in total assets of $36 million since December 31, 2005 was related to loan growth. Loans increased $48 million during the first six months of 2006, totaling $675.8 million at June 30, 2006. Loan growth was funded primarily by deposit growth of $10.6 million and an increase in borrowings from the Federal Home Loan Bank of $21 million.

Review of Financial Results for the Quarter

Net interest income for the second quarter of 2006 was $9.9 million, an increase of 13.5% over the $8.7 million earned during the same period last year. Higher loan yields resulted in an increase in the net interest margin from 4.69% for the second quarter of 2005 to 5.00% for the second quarter of 2006. The market for deposits remained competitive throughout the second quarter of 2006 resulting in higher rates paid for interest bearing deposits. The cost of funds increased 70 basis points from 1.82% to 2.52% for the quarter ended June 30, 2006 when compared to the same quarter in 2005. The competitive environment for deposits as well as an increase in long-term borrowings contributed to the overall increase in the cost of funds.

The provision for credit losses for the three-month periods ended June 30, 2006 and 2005 was $240,000 and $180,000, respectively. Net charge-offs were $95,000 and $78,000 for the three months ended June 30, 2006 and 2005, respectively. The increase in the provision for the second quarter of 2006 when compared to the same period last year reflects the continued growth of the Company’s loan portfolio. Management believes that the provision for credit losses and the resulting allowance are adequate at June 30, 2006.

Noninterest income for the second quarter of 2006 improved by $281,000 when compared to the second quarter of 2005. Increases in service charges, insurance agency commissions and other noninterest income all contributed to the growth.

Noninterest expense for the second quarter of 2006 increased $968,000 when compared to the second quarter of 2005. This was primarily attributable to increased salaries and benefits costs of $659,000 related to higher incentive compensation costs and increased staffing for a new branch, expansion of the secondary market mortgage division and trust operations that began in July 2005. Occupancy and equipment expense increased $71,000 and other operating cost increased $198,000 for the second quarter of 2006 when compared to the second quarter of 2005. These increases are an ongoing result of the overall growth of the Company.

Review of Six-Month Financial Results

Net interest income for the first six months of 2006 increased 13.6% or $2.3 million when compared to the first six months of 2005. The increase is the result of growth in the loan portfolio as well as an increase in the overall net interest margin driven by increased loan yields. Despite an increase in the overall cost of funds from 1.76% at June 30, 2005 to 2.41% at June 30, 2006, the Company’s net interest margin increased from 4.60% at June 30, 2005 to 4.90% for the six months ended June 30, 2006.

The provision for credit losses for the six-month periods ended June 30, 2006 and 2005 was $551,000 and $360,000, respectively. Net charge-offs were $225,000 and $192,000 for the six months ended June 30, 2006 and 2005, respectively. The increased provision reflects the overall growth of the loan portfolio. Credit quality remained strong at June 30, 2006, as evidenced by the nonperforming assets to total assets ratio of 0.09% and annualized net charge-offs to total loans of 0.06%.

Noninterest income for the six months ended June 30, 2006 totaled $7.0 million, an increase of 13.3% when compared to $6.2 million for the same period in 2005. Service charge income increased $234,000, insurance agency commissions increased $204,000 and other noninterest income increased $445,000 when compared to the same six-month period in 2005. The increase in other noninterest income is primarily attributable to trust and investment management fee increases of approximately $108,000 due to growth in assets under management, increased commission income from mortgages originated for the secondary market of $45,000, letter of credit fee increases of approximately $61,000 and gains on life insurance policies of approximately $174,000 relating to a deferred compensation plan. We began trust operations in the third quarter of 2005.

Noninterest expense for the six months ended June 30, 2006 increased $1.8 million or 14.3% when compared to the same period in 2005. The majority of the increase relates to salary and benefit increases that resulted from the expansion of services and new branch locations. Other noninterest expenses increased $420,000, also as a result of overall growth.

Shore Bancshares Information

Shore Bancshares, Inc. is a financial holding company headquartered in Easton, Maryland and is the largest independent bank holding company located on Maryland’s Eastern Shore. It is the parent company of three banks, The Talbot Bank of Easton, Maryland, The Centreville National Bank of Maryland, and The Felton Bank; two insurance producer firms, The Avon-Dixon Agency, LLC and Elliott Wilson Insurance, LLC; an insurance premium finance company, Mubell Finance, LLC; and a registered investment adviser firm, Wye Financial Services, LLC.

Forward-Looking Statements

This press release may contain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements do not represent historical facts, but statements about management’s beliefs, plans and objectives about the future, as well as its assumptions and judgments concerning such beliefs, plans and objections. These statements are evidenced by terms such as “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” and similar expressions. Although these statements reflect management’s good faith beliefs and projections, they are not guarantees of future performance and they may not prove true. These projections involve risk and uncertainties that could cause actual results to differ materially from those addressed in the forward-looking statements. For a discussion of these risks and uncertainties, see the Risk Factors contained in Item 1A of Part I of the Annual Report of Shore Bancshares, Inc. on Form 10-K for the year ended December 31, 2005.

For further information contact: W. Moorhead Vermilye, President and CEO

Financial Highlights
(Dollars in thousands, except per share data)
	Three Months Ended			Six Months Ended
		June 30,		June 30,
	2006	2005	% Change	2006	2005	% Change
PROFITABILITY FOR THE PERIOD:
Net interest income	$9,909	$8,730	13.5%	$19,323	$17,007	13.6%
Provision for credit losses	240	180	32.8%	551	360	53.1%
Noninterest income	3,319	3,038	9.2%	7,025	6,200	13.3%
Noninterest expense	7,047	6,079	15.9%	14,138	12,372	14.3%
Income before income taxes	5,941	5,509	7.8%	11,659	10,475	11.3%
Income taxes	2,190	2,008	9.1%	4,357	3,868	12.6%
Net income	3,751	3,501	7.1%	7,302	6,607	10.5%
Return on average assets	1.75%	1.73%	1.2%	1.70%	1.64%	3.8%
Return on average equity	14.57%	14.86%	-1.9%	13.93%	13.88%	0.4%
Net interest margin	5.00%	4.69%	6.6%	4.90%	4.60%	6.5%
Efficiency ratio	53.28%	51.66%	3.1%	53.66%	53.31%	0.7%

PER SHARE DATA (1)
Basic net income	$0.45	$0.42	7.1%	$0.87	$0.80	8.7%
Diluted net income	$0.45	$0.42	7.1%	$0.87	$0.79	10.1%
Dividends declared	$0.15	$0.13	15.4%	$0.29	$0.25	16.0%
Book value	$12.69	$11.78	7.8%	$12.69	$11.78	7.8%
Tangible book value	$11.06	$10.10	9.6%	$11.06	$10.10	9.6%
Average fully diluted shares	8,393,253	8,349,630	0.5%	8,389,552	8,344,293	0.5%

AT PERIOD-END:
Assets	$887,585	$819,795	8.3%	$887,585	$819,795	8.3%
Deposits	$715,562	$683,414	4.7%	$715,562	$683,414	4.7%
Loans receivable	$675,772	$615,834	9.7%	$675,772	$615,834	9.7%
Securities	$117,799	$120,709	-2.4%	$117,799	$120,709	-2.4%
Stockholders' equity	$106,231	$97,928	8.5%	$106,231	$97,928	8.5%

CAPITAL AND CREDIT QUALITY RATIOS:
Average equity to average assets	11.98%	11.61%		12.22%	11.82%
Allowance for credit losses to total loans receivable	0.82%	0.77%		0.80%	0.77%
Nonperforming assets to total assets	0.09%	0.16%		0.09%	0.16%

Annualized net (charge-offs)
recoveries to average loans receivable	0.06%	0.05%		0.07%	0.06%

(1) All per share data has been adjusted to give retroactive effect of a 3 for 2 stock split in the form of a stock dividend declared on May 4, 2006.

Consolidated Balance Sheets
(Dollars in thousands, except per share data)
	June 30,	June 30,	December 31,
	2006	2005	2005
ASSETS
Cash and due from banks	$16,061	$25,202	$28,990
Federal funds sold	29,385	22,630	25,401
Interest-bearing deposits with banks	12,543	848	13,068
Investments available-for-sale (at fair value)	103,440	105,838	106,160
Investments held-to-maturity	14,359	14,871	14,911

Total loans	675,772	615,834	627,463
Less: allowance for credit losses	(5,562)	(4,860)	(5,236)
Net loans	670,210	610,974	622,227

Premises and equipment, net	15,946	14,310	15,187
Accrued interest receivable	4,270	3,599	3,897
Goodwill	11,939	11,939	11,939
Other intangible assets, net	1,737	2,074	1,906
Other assets	7,695	7,510	7,952

Total assets	$887,585	$819,795	$851,638

LIABILITIES
Noninterest-bearing deposits	112,659	104,831	113,244
Interest-bearing deposits	602,903	578,583	591,714

Total deposits	715,562	683,414	704,958

Short-term borrowings	35,426	28,757	35,848
Other long-term borrowings	25,000	5,000	4,000
Accrued interest payable and other liabilities	5,366	4,696	5,384

Total liabilities	781,354	721,867	750,190

STOCKHOLDER'S EQUITY
Common stock -- par value $0.01; shares authorized 35,000,000; shares issued and outstanding 8,367,974	84	55	56
Additional paid in capital	29,423	28,689	29,013
Retained earnings	78,540	69,690	73,642
Accumulated other comprehensive income	(1,816)	(506)	(1,263)
Total stockholder's equity	106,231	97,928	101,448

Total liabilities and stockholder's equity	$887,585	$819,795	$851,638

Consolidated Statements of Income
(Dollars in thousands, except per share data)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005
Interest Income:
Interest and fees on loans and leases	$12,481	$10,195	$23,936	$19,794
Interest on deposits with banks	71	6	242	11
Interest and dividends on securities:
Taxable	1,045	939	2,065	1,809
Exempt from federal income taxes	135	144	278	293
Interest on federal funds sold	211	206	487	390
Total interest income	13,943	11,490	27,008	22,297

Interest expense:
Interest on deposits	3,642	2,579	6,960	4,958
Interest on short-term borrowings	238	119	502	207
Interest on long-term borrowings	154	62	223	125

Total interest expense	4,034	2,760	7,685	5,290
Net interest income	9,909	8,730	19,323	17,007
Provision for credit losses	240	180	551	360
Net interest income after provision for credit losses	9,669	8,550	18,772	16,647

Noninterest income:
Securities gains (losses)	0	0	0	58
Service charges on deposit accounts	779	727	1,523	1,289
Insurance agency commissions	1,661	1,704	3,992	3,788
Other income	879	607	1,510	1,065
Total noninterest income	3,319	3,038	7,025	6,200
Noninterest expenses:
Salaries and employee benefits	4,395	3,736	8,863	7,715
Occupancy expense of premises	390	371	799	771
Equipment expenses	318	266	641	521
Data processing	395	348	772	702
Directors' fees	122	129	299	319
Amortization of intangible assets	84	84	168	168
Other expenses	1,343	1,145	2,596	2,176
Total noninterest expense	7,047	6,079	14,138	12,372

Income before income taxes	5,941	5,509	11,659	10,475
Income tax expense	2,190	2,008	4,357	3,868

Net income	$3,751	$3,501	$7,302	$6,607

Basic net income per share (1)	$0.45	$0.42	$0.87	$0.80
Diluted net income per share (1)	$0.45	$0.42	$0.87	$0.79
Dividends declared per share (1)	$0.15	$0.13	$0.29	$0.25

(1) All per share data has been adjusted to give retroactive effect of a 3 for 2 stock split in the form of a stock dividend declared on May 4, 2006.